Exhibit 24

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that Banc of America Commercial Mortgage Inc., as depositor for Commercial Mortgage Pass-Through Certificates Series 2003-1, (the "Depositor"), under that certain Pooling and Servicing Agreement dated as of April 1, 2003 (the "PSA"), does hereby nominate, constitute and appoint LaSalle Bank National Association, as trustee under the PSA ("LaSalle"), as its true and lawful attorney-in-fact for the limited purpose of preparing, executing and filing, in the Depositor's name, SEC Form 10-K, with all required attachments and any other items specifically provided in the PSA to be executed and filed by LaSalle on behalf of the Depositor.

The Depositor hereby undertakes to ratify and confirm any and all action that LaSalle may do or cause to be done within the scope of the authority conferred hereby. LaSalle is authorized to deliver copies of this Limited Power of Attorney to third parties, who may rely hereon.

This Limited Power of Attorney shall be governed by the laws of the State of New York and shall be irrevocable from the date hereof and shall remain in full force and effect until due written notice of its revocation is given by the undersigned to LaSalle by registered mail.

Dated: March 19, 2004

Banc of America Commercial Mortgage Inc.

By: /s/George G. Ellison
George G. Ellison
Title: Senior Vice President

CORPORATE ACKNOWLEDGMENT

STATE OF NORTH CAROLINA )
) ss.:
COUNTY OF MECKLENBURG )

On the 19th day of March, 2004, before me, a notary public in and for said County and State, came George G. Ellison, to me known to be the Senior Vice President of Banc of America Commercial Mortgage Inc. (the "Corporation"), who acknowledged that he signed the foregoing instrument in the name and on behalf of the Corporation as its voluntary act and deed, pursuant to authority duly conferred upon him as an officer of the Corporation.

/s/ Ashley D. Palmer
Notary Public

[SEAL]